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                                  EXHIBIT 10.33

GARY J. SKOIEN
CHAIRMAN, PRESIDENT, AND
CHIEF EXECUTIVE OFFICER

                                 April 11, 2000

Andrew F. Pelmoter
Horizon Group Properties, Inc.
77 West Wacker Drive, Suite 4200
Chicago, IL 60601

Dear Andrew:

      As you are aware, Horizon Group Properties, Inc signed a sales contract with Triple Net Properties, LLC on March 24, 2000, for the purchase of seven of our properties (i.e., Laughlin, Medford, Warrenton, Lakeshore, Holland, Monroe and Dry Ridge) for $93.5 Million.

      Your 1999 employment letter provided for a Success Bonus if the sales proceeds in excess of mortgage debt on the properties was at least $40 Million. Since the sale to Triple Net failed to hit the $40 Million threshold as provided under your 1999 employment letter, the amount, if any, payable to you was discretionary. This letter supplements your 1999 employment letter by providing you with a guaranteed Success Bonus if the Triple Net sales contract closes. In determining the Success Bonus for this transaction, the company has taken into consideration the fact that the contract was executed prior to March 31, 2000.

      You will be paid a total Success Bonus of $50,000 within thirty (30) days following the Triple Net transaction closing date if the transaction closes and you have not resigned prior to the closing date.

      Additionally, if some or all of the balance of the portfolio should be sold on or before December 31, 2000, you have not resigned prior to that date, and the total sales proceeds for all properties sold less the outstanding mortgage debt on those properties should be greater than $40 Million, you will receive the difference between the Success Bonus provided in you 1999 employment letter and what you received as a Success Bonus on the closing of the Triple Net transaction.


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April 11, 2000
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      This letter supplements rather than replaces your 1999 employment letter.
The severance benefits provided in Section 3 of your employment letter shall be paid to you if you are terminated for any reason other than cause on or before December 31, 2000.

      Finally, I want to thank you for your past and continuing efforts on behalf of the company. Please sign and retain this original and return one copy of this supplemental letter agreement to me.

Sincerely,


/s/ Gary J. Skoien
---------------------------
Gary J. Skoien
Chairman, CEO and President

APPROVED AND ACCEPTED BY:


/s/ Andrew F. Pelmoter
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